Exhibit 10.6

SETTLEMENT AGREEMENT AND
MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (hereinafter, this “Agreement”) is made and entered into as of the 5th day of May 2014, by and between Rancher Energy Corp., a Nevada corporation (“Rancher”) and PetroShare Corp., a Colorado corporation (“PetroShare”). Rancher and PetroShare are referred to jointly herein as the “Parties” and individually as a “Party.”

RECITALS

A.                   On or about September 12, 2013, Rancher and PetroShare entered into a non-binding letter of intent by which the Parties expressed their intent to negotiate and pursue a business combination (the “LOI”). On October 3, 2013 (effective September 30, 2013), Rancher executed a Participation Agreement (the “Participation Agreement”) and Operating Agreement on Model Form 610 (“JOA”) with PetroShare for the purposes of drilling at least one and up to two oil and/or gas wells in Moffatt County, Colorado on prospect known as the “Buck Peak” prospect (“Prospect”). On October 7, 2013, Rancher paid 30% of a portion of the costs of drilling two wells on the Prospect in exchange for an interest in the wells and associated oil and gas interests, production and other assets described in the JOA (the “Oil and Gas Interests), subject to a reduction of the working interest (and a proportional reduction of the net revenue interest) if Rancher and PetroShare did not complete a business combination;

B.                    On or about March 10, 2014, PetroShare notified Rancher of Rancher’s alleged default under the JOA for failure to pay Rancher’s share of drilling and completion costs of the two wells. On or about March 12, 2014, PetroShare notified Rancher in writing that PetroShare thereby terminated the LOI and all negotiations for the proposed business combination with Rancher;

C.                    On or about March 14, 2014, Rancher (through its counsel) notified PetroShare (through its counsel) of certain allegations by Rancher against PetroShare as described therein;

D.                   This situation has given rise to certain disputes and differences and may give rise to other disputes and differences, whether foreseen or unforeseen (collectively referred to herein as the “Disputes”) between the Parties;

E.                    Pursuant to the terms and conditions set forth in this Agreement, the Parties desire, without admitting any fault or liability, to terminate the Participation Agreement and the JOA and to settle completely and for all time any and all disputes or differences between them regarding any matters, including (but without limitation) those which arose from or were related to or which may arise in the future from or which may in the future be related to the Disputes, and the circumstances and relationships attendant thereto; and

NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration, this Agreement is entered into by the Parties.

AGREEMENT

1.
Simultaneously with the execution of this Agreement, PetroShare shall pay to Rancher the sum of One Hundred Thousand Dollars and 00/100 ($100,000.00) which amount shall be non-refundable (the “Non-Refundable Payment”). To complete the transactions contemplated hereunder, PetroShare shall pay to Rancher One Million, Forty-Two Thousand, Two Hundred Thirty-Seven Dollars and 00/100 ($1,042,237.00; hereinafter referred to as the “Final Payment” and, together with the Non-Refundable Payment, the “Settlement Funds”). In both cases, the Non-Refundable Payment and the Final Payment will be in United States currency in immediately available funds by wire transfer to Rancher’s attorney’s trust account. The Final Payment will be made on or before June 16, 2014.

2.	[Intentionally omitted.]

3.	Upon the receipt of the Final Payment, Rancher’s working interest in the Oil and Gas Interests shall be reduced to 0.00%.

4.
Notwithstanding anything in this Agreement to the contrary, PetroShare agrees that it shall not seek any damages or other monetary liability from or against Rancher or any Rancher Releasee (hereinafter defined) arising from the Participation Agreement or the JOA once the final payment has been made.

5.
Upon PetroShare’s performance of its obligations under or arising from this Agreement (including, without limitation, payment in full of the Settlement Funds), the Parties agree that the Participation Agreement shall be terminated effective with the date of this Final Payment and that Rancher, upon receipt of the Final Payment, waives any rights that it may have under the JOA.

6.
(a)          Rancher, for itself, its directors, officers, shareholders, attorneys, accountants, agents, consultants, affiliates, heirs, successors, assigns, family members and related entities (the “Rancher Releasors”), shall and hereby does release, acquit, and forever discharge PetroShare, its directors, officers, shareholders, attorneys, accountants, agents, consultants, affiliates, heirs, successors and assigns, family members and related entities (the “PetroShare Releasees”), of and from any and all obligations or liability which Rancher or any Rancher Releasor now has, has had, or may have, and from all claims, demands, liens, actions, administrative proceedings, and causes of action, and from all damages, injuries, losses, contributions, indemnities, compensation, costs, attorney’s fees and expenses of every kind and nature whatsoever, whether known or unknown, fixed or contingent, whether in law or in equity, whether asserted or unasserted, whether sounding in tort or in contract, from the beginning of the world to the date of this Agreement, including those related to, arising from, or which may in the future arise from, the Disputes (which term, includes any disputes under the LOI, the Participation Agreement and the JOA), except for the obligations contained in this Agreement.

(b)         Rancher, on behalf of itself and the other Rancher Releasors, agrees not to initiate or maintain any claim, suit or cause of action, of any kind whatsoever, in or by way of any legal proceedings or otherwise, against any of the PetroShare Releasees based on any obligation or liability arising directly or indirectly out of, or relating in any way to the Disputes. Rancher will defend and hold PetroShare and each other PetroShare Releasee harmless from all costs, damages, and liabilities (including without limitation payment to or for the benefit of PetroShare and each PetroShare Releasee all of its attorneys’ fees incurred in defending such action) should any person included within the definition of “Rancher Releasors” threaten or bring any action against PetroShare or any PetroShare Releasee.

7.
(a)          PetroShare, for itself, its directors, officers, shareholders, attorneys, accountants, agents, consultants, affiliates, heirs, successors and assigns, family members and related entities (the “PetroShare Releasors”), shall and hereby does release, acquit, and forever discharge Rancher, its directors, officers, shareholders, attorneys, accountants, agents, consultants, affiliates, heirs, successors and assigns, family members and related entities (the “Rancher Releasees”), of and from any and all obligations or liability which PetroShare or any PetroShare Releasor now has, has had, or may have, and from all claims, demands, liens, actions, administrative proceedings, and causes of action, and from all damages, injuries, losses, contributions, indemnities, compensation, costs, attorney’s fees and expenses of every kind and nature whatsoever, whether known or unknown, fixed or contingent, whether in law or in equity, whether asserted or unasserted, whether sounding in tort or in contract, from the beginning of the world to the date of this Agreement, including those related to, arising from, or which may in the future arise from, the Disputes (which term includes any disputes under the LOI, the Participation Agreement and the JOA for which any Rancher Releasee may have personal liability), except for: (i) the obligations contained in this Agreement and (ii) claims that may be made in a JOA Enforcement Action as defined in and to the extent set forth in Paragraph 7(b) hereof.

(b)           PetroShare, on behalf of itself and the other PetroShare Releasors and on behalf of each other party to the JOA agrees not to initiate or maintain any claim, suit or cause of action, of any kind whatsoever, in or by way of any legal proceedings or otherwise, against any of the Rancher Releasees based on any obligation or liability arising directly or indirectly out of, or relating in any way to the subject matter of the Disputes except that on or after the later of (i) June 16, 2014 or (ii) such later date as the Parties may mutually agree within which the Settlement Funds may be paid, PetroShare may enforce any rights it may have under the Participation Agreement or the JOA to terminate Rancher’s rights and property interests thereunder (the “JOA Enforcement Action”), and Rancher agrees not to defend any such JOA Enforcement Action. Except with respect to the JOA Enforcement Action, PetroShare will defend and hold Rancher and each other Rancher Releasee harmless from all costs, damages, and liabilities (including without limitation payment to or for the benefit of Rancher and each Rancher Releasee all of its attorneys’ fees incurred in defending such action) should any person included within the definition of “PetroShare Releasors” or any other party to the JOA threaten or bring any action against Rancher (except with respect to the JOA Enforcement Action and in accordance with the limitations thereto) or any Rancher Releasee.

8.
If the Final Payment is not paid by PetroShare by the date set forth in the last sentence of paragraph 1 hereof (or such later date as may be mutually agreed by the Parties), the releases and covenants not to sue contained in paragraphs 6 and 7 (and any related references in this Agreement) shall immediately become null and void and of no further effect.

9.	The Parties warrant that they have had the opportunity to be represented by legal counsel regarding this Agreement and freely and voluntarily entered into this Agreement.

10.
This Agreement, and compliance with this Agreement, shall not be construed as an admission of liability on the part of the Parties, such liability being hereby expressly denied. The Parties’ intent in this Agreement is to resolve the Disputes and avoid any further differences or conflicts. The Parties hereby represent that they have neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as “Claims”) which in any way arise from or relate to the Disputes. Each Party further represent to each other that such Party has not directly or indirectly assigned any claim related to the Disputes or released hereby to any other person.

11.
This Agreement and the releases contained herein, may be pleaded as a full and complete defense, counterclaim or cross-claim to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement or the releases contained herein. In the event of any action by any Party hereto to enforce this Agreement, the releases contained herein, or any other agreement delivered pursuant hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

12.
Each of the Parties shall be responsible to pay his or its respective attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement. Each Party shall release and forever hold the other harmless from any liability to their attorneys for payment of such fees pursuant to any agreement or understanding between each Party and his or its attorneys.

13.
The Parties warrant to each other that in agreeing to the terms of this Agreement, they have not relied in any way upon any representations or statements of the other party regarding the subject matter hereof for the basis or effect of this Agreement other than those representations or statements contained herein. In entering into this Agreement,

(a)        Each Party represents that in entering into this Agreement and completing the transactions hereunder, he or it has done so after completing such investigation as he or it has determined to be necessary or appropriate in the circumstances, and after having consulted with and taken advice from such Party’s legal, financial, tax, investment, and other advisors to the extent such Party has determined such consultation to be necessary or appropriate in the circumstances;

(b)          Each Party assumes the risk of any misrepresentation, concealment or mistake. If any Party should subsequently discover that any fact relied upon by he or it in entering into this Agreement was untrue, or that any fact was concealed from him or it, or that his or its understanding of the facts or of the law was incorrect, such Party shall not be entitled to any relief in connection therewith, including without limitation, any alleged right or claim to set aside or rescind this Agreement;

(c)          This Agreement is intended to be, and is, final and binding between the Parties hereto, regardless of any claims or misrepresentation, promise made without the intention of performing, concealment of fact, mistake of fact or law, or any other circumstance whatsoever; and

(d)          Each of the Parties represents that this Agreement and all of its terms and conditions have been authorized and approved by all necessary corporate action and that the Agreement has been duly authorized, executed and delivered by such Party.

14.
This Agreement shall be governed by the laws of Colorado. Each of the Parties consents to the jurisdiction of the state and federal courts whose districts encompass any part of the County of Arapahoe, Colorado, in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

15.
If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and the illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement. Each Party represents and warrants that he or it has full capacity and authority to settle, compromise, and release his or its claims and to enter into this Agreement and that no other person or entity has acquired, or will in the future acquire or have any right to assert, against any person or entity released by this Agreement any portion of that Party’s claims released herein.

16.
This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties with respect to the resolution of all disputes between them, including the Disputes, compromising any and all rights and obligations of the Parties, and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the Disputes. This Agreement may be amended or modified only by an agreement in writing signed by the Parties. The failure by a Party to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right the Party has under this Agreement.

17.
The Parties agree that this Agreement, the releases contained herein, and the agreements delivered pursuant hereto, shall remain confidential between and among the Parties except as required to be disclosed under applicable law, governmental regulation, as may be necessary to permit an accountant or other advisor to prepare tax filings or pursuant to judicial order or decree. If any inquiry is made of the Parties concerning this Agreement, the Parties may only disclose that the disputes between and among them have been resolved to the Parties’ mutual satisfaction.

18.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.
All written notices required by this Agreement or any document delivered pursuant hereto or as contemplated herein, must be delivered to the following addresses (or to such other address as may be specified by a Party) by a means evidenced by a delivery receipt and will be effective upon receipt.

If to Rancher:	If to PetroShare:
Jon C. Nicolaysen, President and CEO c/o A.L. (Sid) Overton, Esq. 6950 E. Belleview Ave., Suite 202 Greenwood Village, CO 80111	Stephen J. Foley, CEO PetroShare Corp. 7200 S. Alton Way, Suite B-220 Centennial, CO 80112

20.
The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder, and the completion of the transactions contemplated herein.

21.	It is the agreement of the Parties that all obligations of Rancher under this Agreement are subject to final receipt of the payment described in paragraph 1.

22.	The Parties agree to execute and deliver all such other and further agreements, certificates, instruments, or documents to accomplish the actions contemplated by this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first mentioned above.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE OF ALL CLAIMS, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

•	CAUTION! READ BEFORE SIGNING

Rancher Energy Corp.

BY:	/s/ Jon C. Nicolaysen
Jon C. Nicolaysen, President & CEO
And as one of the Rancher Releasors

STATE OF COLORADO	)
) ss.
COUNTY OF ARAPAHOE	)

Subscribed, sworn to, and acknowledged before me by Jon C. Nicolaysen on this 5th day of May 2014.

Witness my hand and official seal.

My commission expires: 4/10/2015

/s/ Nichole Parsons
Notary Public

•	CAUTION! READ BEFORE SIGNING

PetroShare Corp.

BY:	/s/ Stephen J. Foley
Stephen J. Foley, CEO
And as one of the PetroShare Releasors

STATE OF COLORADO	)
) ss.
COUNTY OF ARAPAHOE	)

Subscribed, sworn to, and acknowledged before me by Stephen J. Foley on this 5th day of May 2014.

Witness my hand and official seal.

My commission expires: August 7, 2017

/s/ Sarah J. Morris
Notary Public